SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 8-K

                                  CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 1995


Commission File Number:  0-7914

BASIC EARTH SCIENCE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware                                     84-0592823
(State or other jurisdiction                 (I.R.S. Employer
of incorporation or organization)            Identification Number)

633 Seventeenth St., Suite 1670
Denver, Colorado                             80202
(Address of principal executive offices)     (Zip Code)

(303) 294-9525
(Registrant telephone including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
     Yes (X)   No ( )

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practical date.

Common Stock: 16,580,487

                          INFORMATION INCLUDED IN REPORT

Item 5.   Other Events

Basic Earth Science Systems, Inc. (Basic) recently advised its bank that as of October 31, 1995 it failed to satisfy the liquidity covenant in its Loan Agreement. The Company has requested and received a waiver from its Bank regarding said violation. The Company has drawn on its line of credit, and expects to continue drawing on its line of credit, in order to pay current liabilities in their normal course and attain a current ratio acceptable to its bank.

Several events occurred to create a temporary increase in current liabilities and adversely affect the Company's short term liquidity. Specifically, the Company previously reported the successful recompletion in September 1995 of the State #12-16, Richland County, Montana which cost Basic approximately $85,000. Subsequently, Basic attempted an additional recompletion in October 1995 in Sheridan County, Montana. This second effort, which cost Basic approximately $80,000, was unsuccessful. During this second recompletion effort, a water disposal (SWD) well, on an unrelated property, developed a casing leak. This unanticipated event necessitated immediate repairs which required Basic to shut down four producing wells utilizing this SWD well for approximately thirty days. While these repairs were successful, Basic spent approximately $85,000 in the effort, of which approximately $50,000 was attributable to Basic's interest. Furthermore, no revenues were received from the four shut-in wells during this period.

Since October 1995, the Company has neither initiated further recompletion work nor encountered any material, unanticipated repairs. As a result, the Company anticipates that it will take until early in its fourth quarter, ending March 31, 1996, to reduce current liabilities to historic levels and thereby satisfy the current ratio covenant.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant)                  BASIC EARTH SCIENCE SYSTEMS, INC.
By (Signature)                /s/ Ray Singleton
(Name and title)              Ray Singleton, President
(Date)                        December 21, 1995